Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Synthesis Energy Systems, Inc.:

We consent to the use of our report dated September 12, 2008, with respect to the consolidated statements of operations, equity, and cash flows of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) for the period from November 4, 2003 (inception) to June 30, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
May 8, 2013